UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 3   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.      Name and Address of Reporting Person
        Carlos R. Rodriguez
        222 Smallwood Village Center
        St. Charles, MD  20602

2.      Date of Event Requiring Statement (Month/Day/Year)
        2/5/99

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Issuer Name and Ticker or Trading Symbol
        American Community Properties Trust (APO)

5.      Relationship of Reporting Person to Issuer (Check all applicable)
        [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other
        (specify below)   Chief Operating Officer of a subsidiary

6.      If Amendment, Date of Original (Month/Day/Year)

Table I   Non-Derivative Securities Beneficially Owned
---------------------------------------------------------------------------------------------------------------
1. Title of Security                    2. Amount of            3. Ownership Form:      4. Nature of Indirect
                                           Securities              Direct (D) or           Beneficial Ownership
                                           Beneficially Owned      Indirect (I)
---------------------------------------------------------------------------------------------------------------
None


Table II  Derivative Securities Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable  3. Title and Amount of      4. Conver-  5. Ownership  6. Nature of
                                 and Expiration Date  Securities Underlying       sion or     Form of       Indirect
                                 (Month/Day/Year)     Derivative Security         Exercise    Derivative    Beneficial
                                                                                  Price of    Security      Ownership
                                 Date     Expira-                     Amount or   Deri-       Direct(D)
                                 Exer-    tion                        Number of   vative      or
                                 cisable  Date        Title           Shares      Security    Indirect(I)
---------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

SIGNATURE OF REPORTING PERSON

/s/  Carlos R. Rodriguez
-----------------------------

DATE:  February 5, 1999